SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. (CST) on Friday, November 19, 2004

PLACE:	Donaldson Company, Inc. Corporate Offices, 1400 West 94th Street, Minneapolis, Minnesota.

ITEMS OF BUSINESS:	(1) To elect three directors;
(2)   To ratify appointment of PricewaterhouseCoopers LLP as Donaldson Company’s
        independent auditors for fiscal year 2005; and
(3) To act on any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 28, 2004.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. Please follow the instructions provided with your proxy card and promptly vote your proxy by telephone, internet or by signing and returning the enclosed proxy card. Your support is appreciated and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.

By Order of the Board of Directors

Norman C. Linnell
Secretary

Dated: October 8, 2004

i

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431

PROXY STATEMENT
Mailing Date:   October 8, 2004

PROPOSALS YOU ARE ASKED TO VOTE ON

Item No. 1
Election of Directors
        Three current directors, William M. Cook, Kendrick B. Melrose and John P. Wiehoff, are recommended for election to the Board of Directors at the annual meeting. Detailed information on the nominees is provided on page 6. Directors are elected for a three-year term so that approximately one-third are elected at each annual meeting of stockholders.

        The Board of Directors unanimously recommends a vote FOR each director nominee.

Item No. 2
Ratification of the Appointment of Independent Auditors
        The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s consolidated financial statements for fiscal year 2005, subject to ratification by the stockholders.

        Representatives of PwC will attend the annual meeting, where they will have the opportunity to make a statement and to answer questions.

        The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2005.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a Donaldson stockholder as of the close of business on the record date of September 28, 2004. Only stockholders of record are entitled to vote at the annual meeting and the Board of Directors is soliciting your proxy to vote at the meeting. The Company had 83,323,984 shares of common stock outstanding as of close of business on the record date. Each share entitles its holder to one vote.

This Proxy Statement summarizes the information you need to know to vote. We first mailed the Proxy Statement and proxy card to stockholders on or about October 8, 2004.

Q:	What am I voting on and what does the Board recommend?

A:	1. The election of three directors; and 2. The ratification of the appointment of our independent auditors for fiscal year 2005.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record you may vote using any ONE of the methods set forth on your enclosed proxy card:

1. VOTE BY PHONE TOLL FREE 1-800-240-6326 QUICK *** EASY *** IMMEDIATE

2. VOTE BY INTERNET — http://www.eproxy.com/dci/

3. VOTE BY PROMPTLY MAILING YOUR PROXY CARD — COMPLETE AND SIGN

4. VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

If you participate in the Donaldson Dividend Reinvestment Program open to all stockholders and administered by the transfer agent, your shares in that program have been added to your other holdings and included on your proxy card.

If you participate in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in that program have been added to your other holdings and included on your proxy card.

Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?

A:	We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy cards. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the 401(k) plan).

If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 16, 2004.

Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

Q:	How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

A:	If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

Q:	What if I change my mind after I vote my shares?

A:	You can revoke your proxy at any time before it is voted at the meeting by:

1. Sending written notice of revocation to the Company Secretary
2.    Submitting a properly signed proxy card with a later date
3.    Voting by telephone or internet at a time following your prior telephone or internet vote; or
4. Voting in person at the annual meeting.

Q:	How are the votes counted?

A:	For item (1), the election of directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For item (2), the ratification of the appointment of the independent auditors, you may vote (or abstain) by choosing For, Against or Abstain.

If you abstain from item (2), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.

If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange Rules permit brokers discretionary authority to vote on items (1) and (2), if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on your behalf.

The Company uses an independent inspector of elections, Wells Fargo Bank, N.A., which tabulates the votes received.

Q:	What if I do not specify how I want my shares voted?

A.	If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, they will be voted FOR the election of all director nominees and FOR the ratification of the appointment of the independent auditors.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

1. Have properly voted your proxy by telephone, internet or mailing of the proxy card; or 2. Are present and vote in person at the meeting.

Q:	How many votes are needed to approve each item?

A:	The vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting is required for election as a director. This means that, since stockholders will be electing three directors, the three nominees receiving the most votes will be elected. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Q:	How will voting on any other business be conducted?

A:	We do not know of any business to be considered at the 2004 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is presented at the annual meeting, the persons named in the form of proxy intend to vote the shares represented by such proxies in accordance with their best judgment.

Q:	Who may attend the meeting?

A:	All Donaldson stockholders of record as of the close of business on September 28, 2004 may attend.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2005, which we will file with the Securities and Exchange Commission.

Q:	How do I submit a stockholder proposal?

A:	If you wish to include a proposal in the Company’s Proxy Statement for its 2005 annual meeting of stockholders, you must submit the proposal in writing so that it is received no later than June 10, 2005. Please send your proposal to the Company Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440-1299.

Under our bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2005 annual meeting without having your proposal included in our Proxy Statement:

•	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 22, 2005 and August 21, 2005.

•	Your notice must contain the specific information required in our bylaws. If you would like a copy of our bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:	Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Morrow & Co., to assist in the solicitation of proxies for the annual meeting for a fee of approximately $5,000, plus associated costs and expenses. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

        Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 28, 2004:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
None. See footnote (1)

(1)	Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan — 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 9,187,984 shares, or 11.0%, of the Company’s common stock as of September 28, 2004. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the employee participants.

        The table on page 5 shows information regarding the beneficial ownership of the Company’s common stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units, as of September 28, 2004, by each director, each of the Named Officers (as identified on page 15) and all executive officers and directors of the Company as a group. The definition of beneficial ownership includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares subject to options exercisable within 60 days of September 28, 2004. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)		Percentof Common Shares (3)	Deferred Stock Units (3)	Exercisable Options
William G. Van Dyke	1,775,941	(4)	2.1	862,188	1,247,192
William M. Cook	667,386		*	58,705	489,622
James R. Giertz	597,312		*	59,297	427,476
Lowell F. Schwab	443,025		*	15,948	286,452
Nickolas Priadka	381,833	(5)	*	229,411	153,084
Kendrick B. Melrose	149,897	(6)	*	—	75,200
Jack W. Eugster	101,718	(6)	*	—	59,200
Janet M. Dolan	80,476	(6)	*	—	59,200
F. Guillaume Bastiaens	66,001	(6)	*	—	51,200
John F. Grundhofer	58,502	(6)(7)	*	—	16,126
Jeffrey Noddle	38,450	(6)	*	—	28,800
Paul D. Miller	26,652	(6)	*	—	21,600
John P. Wiehoff	8,685	(6)	*	—	7,200
Directors and Officers as a Group	4,926,027		5.9	1,430,492	3,301,328

*	Less than 1%
(1)	Includes restricted shares, shares for non-employee directors held in trust and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.
(2)	Includes the following shares held in the ESOP trust: Mr. Van Dyke, 0 shares; Mr. Cook, 36,925 shares; Mr. Giertz, 9,324 shares; Mr. Schwab, 19,848 shares; Mr. Priadka, 43,832 shares. Voting of shares held in the ESOP Trust is passed through to the participants. Also includes the following shares held in the 401K Plan trust: Mr. Van Dyke, 0 shares; Mr. Cook, 4,246 shares; Mr. Giertz, 6,771 shares; Mr. Schwab, 0 shares; Mr. Priadka, 0 shares. Voting of shares held in the 401K Plan Trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401K Excess Plan trust: Mr. Van Dyke, 37 shares; Mr. Cook, 5,428 shares; Mr. Giertz, 5,403 shares; Mr. Schwab, 4,623 shares; Mr. Priadka, 4,499 shares. Voting of shares held in the Deferred Compensation and 401K Excess Plan trust is passed through to the participants.
(3)	The deferred stock units listed under the third column “Deferred Stock Units” are not included in the beneficial ownership totals or in the percent of ownership (columns 1 and 2) because there are not yet any issued shares and there is no voting or investment power. The column “Deferred Stock Units” includes phantom stock units allocated to employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. ESOP phantom stock units are held by the named executive officers in the following amounts: Van Dyke, 63,425; Cook, 5,204; Giertz, 8,654; Schwab, 6,256; Priadka, 7,874; all directors and officers as a group, 98,557.
The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the named executive officers in the following amounts: Giertz, 50,643; all directors and officers as a group, 50,643.
The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the named executive officers in the following amounts: Van Dyke, 664,985; Cook, 6,801; Priadka, 186,276; all directors and officers as a group, 1,025,941.
The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long-term compensation plan under the 1991 Master Stock Compensation Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the named executive officers in the following amounts: Van Dyke, 133,778; Cook, 46,700; Schwab, 9,692; Priadka, 35,261; and all directors and officers as a group, 255,351.

(4)	Includes 403,840 shares held in a family trust of which Mr. Van Dyke is a trustee and a beneficiary, as to which he shares voting and investment power, and 123,272 shares held in a family trust of which Mr. Van Dyke is a trustee, as to which he shares voting and investment power; and 45,200 shares underlying options gifted to trusts for immediate family members.
(5)	Includes 48,716 shares held in a trust of which Mr. Priadka is a trustee and has shared voting and investment power.
(6)	Includes the following shares held in the non-employee director’s deferred stock account trust: Mr. Melrose, 22,004 shares; Mr. Eugster, 17,668 shares; Mr. Bastiaens, 5,491 shares; Ms. Dolan, 15,758 shares; Mr. Grundhofer, 13,948 shares; Mr. Noddle, 8,220 shares; Mr. Miller, 4,652 shares; and Mr. Wiehoff, 1,285 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.
(7)	Includes 4,000 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power; and 22,588 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power with his spouse.

ITEM 1:   ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Messrs. Cook, Melrose and Wiehoff expire at the annual meeting. It is intended that proxies received will be voted, unless authority is withheld, FOR the election of the nominees, namely Messrs. Cook, Melrose and Wiehoff. The three director nominees receiving the highest number of votes will be elected to fill the seats on the Board.

        The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

        The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

NOMINEES FOR ELECTION

Name	Principal Occupation and Business Experience
Terms Expiring in 2004:

William M.Cook Age – 51 Director since 2004	Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President, International (2000); Chief Financial Officer (2001-2004); and Senior Vice President, Commercial and Industrial (1996-2000).

Kendrick B. Melrose Age – 64 Director since 1991	Chairman of The Toro Company (manufacturer of outdoor maintenance products) since 1987 and Chief Executive Officer since 1983. Also, a director of SurModics, Inc.

John P. Wiehoff Age – 43 Director since 2003	Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc. (transportation and logistics). Previously, Senior Vice President (1998-1999) and Chief Financial Officer (1998-1999). Also, a Director of C.H. Robinson.

DIRECTORS CONTINUING IN OFFICE

Name	Principal Occupation and Business Experience
Terms Expiring in 2005:

F. Guillaume Bastiaens Age – 61 Director since 1995	Vice Chairman (1998) of Cargill, Inc. (agribusiness). Previously, Executive Vice President and President, Food Sector of Cargill, Inc.

Janet M. Dolan Age – 54 Director since 1996	Chief Executive Officer (1999) and President (1998) of Tennant Company (manufacturer of floor maintenance equipment and coating products). Also, a director of Tennant Company, The St. Paul Travellers Companies, Inc. and a member of the NYSE Listed Company Advisory Committee.

Jeffrey Noddle Age – 58 Director since 2000	Chairman, Chief Executive Officer and President of SUPERVALU INC. (food retailer and distributor) since 2002. Previously, Chief Executive Officer and President of SUPERVALU from 2001 to 2002; President and Chief Operating Officer of SUPERVALU from 2000 to 2001; and Executive Vice President, and President and Chief Operating Officer-Wholesale Food Companies, for SUPERVALU from 1995 to 2000. Also a director of General Cable Corporation.

DIRECTORS CONTINUING IN OFFICE

Name	Principal Occupation and Business Experience
Terms Expiring in 2006:

Jack W. Eugster Age – 59 Director since 1993	Non-Executive Chairman of ShopKo Stores, Inc. (consumer products). Former Chairman, Chief Executive Officer and President of The Musicland Group, Inc. from 1986 until 2001. Also a director of Graco, Inc. and Black Hills Corporation.

John F. Grundhofer Age – 65 Director since 1997	Former Chairman Emeritus (2003) of U.S. Bancorp (financial services). Previously, Chairman (1990-1997 and 1999-2002), Chief Executive Officer (1990-2001) and President (1990-1999 and 2000-2001) of U.S. Bancorp. Also, a director of Minnesota Life Insurance Company and Chicago Pizza & Brewery.

Admiral Paul David Miller Age – 62 Director since 2001	Chairman (2003) of ATK (Alliant Techsystems Inc.), (aerospace and defense company). Previously, Chairman and Chief Executive Officer (1999-2003) and President of ATK (2000-2001). Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also, a director of Teledyne Technologies, Inc.

William G. Van Dyke Age – 59 Director since 1994	Chairman of the Company (2004). Previously, Chairman, Chief Executive Officer and President (1996-2004). Also a director of Alliant Techsystems Inc. and of Graco, Inc.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

        Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance and the complete text of Donaldson’s Corporate Governance Guidelines is attached as Appendix A to this proxy statement and also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

        The Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the New York Stock Exchange (“NYSE”). The listing standards of the NYSE require that a majority of our directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent directors. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Donaldson, its independent auditors, or any commercial or not-for-profit entity with which Donaldson has a relationship. Consistent with regulations of the Securities and Exchange Commission (“SEC”), our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Donaldson, other than in their capacity as Board or Committee members. The complete text of our Director Independence Standards is attached as Appendix B to this proxy statement and also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

        The Board has determined that every director, with the exception of Messrs. Cook and Van Dyke, who are employee directors, satisfies our Director Independence Standards. The Board also has determined that every member of its Corporate Governance, Audit and Human Resources Committees is an independent director.

Meetings and Committees of the Board of Directors

        There were six meetings of the Board of Directors in 2004. Each director attended at least 75% of the aggregate of all meetings of the Board and its committees on which she or he served during the year. It also is our policy that directors attend our annual shareholder meetings. All individuals then serving as directors attended last year’s annual meeting of shareholders.

        The Board of Directors has three committees:

        •   Audit Committee

        •   Human Resources Committee

        •   Corporate Governance Committee

        Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Corporate Governance” caption. The following tables provide a summary of each committee’s key areas of oversight, the number of meetings of each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Responsibilities	Number of Meetings in 2004: 5
•  Appoints and replaces the independent auditor, subject to ratification by our shareholders, and oversees the work of the independent auditor.

•  Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor,
   including related fees.

•  Reviews with management and the independent auditor
   our annual audited financial statements and recommends
   to the Board whether the audited financial statements
   should be included in Donaldson’s Annual Report on
   Form 10-K.

•  Reviews with management and the independent auditor
   our quarterly financial statements and the associated
   earnings news releases.

•  Reviews with management and the independent auditor
   significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•  Reviews with the independent auditor our critical
   accounting policies and practices and major issues
   regarding accounting principles.

•  Reviews the appointment, performance and replacement of
   the senior internal audit executive and reviews the CEO
   and CFO’s certification of internal controls and disclosure controls.

•  Reviews Donaldson’s compliance programs and procedures
   for the receipt, retention and handling of complaints
   regarding accounting, internal controls and auditing
matters.	Directors who serve on the committee: Jack W. Eugster, Chair Janet M. Dolan Kendrick B. Melrose Paul David Miller Jeffrey Noddle John P. Wiehoff

Human Resources Committee

Responsibilities	Number of meetings in 2004: 2
•  Reviews and approves the CEO’s compensation, leads an
   annual evaluation of the CEO’s performance and
   determines the CEO’s compensation based on this
   evaluation.

•  Reviews and approves executive compensation plans, and
   all equity-based plans.

•  Reviews and approves incentive compensation goals and
   performance measurements applicable to our executive
officers.	Directors who serve on the committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Jack W. Eugster John F. Grundhofer Kendrick B. Melrose

Corporate Governance Committee

Responsibilities	Number of meetings in 2004: 3
•  Review and establish the process for the selection of
   director candidates and director qualification standards.

•  Review and establish the process for the consideration of director candidates recommended by shareholders and
   recommend candidates for election to the Board.

•  Reviews and recommends the size and composition of
   the Board.

•  Reviews and recommends the size, composition and
   responsibilities of all Board committees.

•  Reviews and recommends policies and procedures to
   enhance the effectiveness of the Board, including those in the Corporate Guidelines.

•  Oversees the annual Board’s self-evaluation process.

•  Reviews and recommends to the Board the compensation
paid to the independent, non-employee directors.	Directors who serve on the committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Paul David Miller John P. Wiehoff

Corporate Governance Principles
        As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the Guidelines is attached as Appendix A and also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Code of Business Conduct and Ethics
        All of our directors and employees, including our chief executive officer, chief financial officer, chief accounting officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance Hotline.

        The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Board Composition and Qualifications
        Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professinal ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from shareholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process
        The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirming vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of shareholders.

        The Corporate Governance Committee will consider candidates submitted by members of the Board, executives and our shareholders, and the Committee will review such candidates in accordance with our bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. Candidates nominated by shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the chief executive officer.

        Our bylaws provide that if a shareholder proposes to nominate a candidate at the annual meeting of shareholders, the shareholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting shareholder proposals for the applicable annual meeting. The shareholder must attend the meeting in person or by proxy. The shareholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No shareholders submitted director nominations in connection with this year’s meeting.

Independent Director Executive Sessions
        The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated to preside over all meetings or executive sessions of the independent directors. Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management.

Communications with Directors
        The Donaldson Company Compliance Hotline is in place for our employees to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

        In addition, we have adopted procedures for our shareholders, employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent directors as a group in the care of the office of the Corporate Secretary, Donaldson Company, Inc. MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

        Written communications about accounting, internal accounting controls and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures
        In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the “audit committee financial expert” as defined by SEC regulations.

        In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance hotline.

Director Compensation
        Directors who are not employees receive a retainer fee of $38,000 annually and are paid $2,500 for each Board meeting attended and $1,000 for each Committee meeting attended. The Audit Committee Chair receives an additional annual retainer of $5,000 and the other Committee Chairs receive an additional annual retainer of $2,500. Pursuant to the Company’s Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of their term, to defer all or part of his or her director compensation received during the upcoming year. Each participating director is entitled to a Company credit on the balance in his or her deferral account at the ten-year Treasury Bond rate plus 2%. The deferral election must also specify the manner for distribution of the deferral balance.

        Non-employee directors are credited with shares to a deferred stock account in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year. Directors are allowed to elect to receive a credit of shares to a deferred stock account in lieu of all or part of the remaining retainer and meeting fees. The directors also receive a credit for dividend reinvestment shares. The Company contributes an amount equal to the deferred stock accounts to a trust and the trust purchases shares of Donaldson Common Stock. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The Common Stock will be distributed to each director following the director’s retirement from the Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors. The trust becomes irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and 2001 Master Stock Incentive Plan.

        The Company’s Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 7,200 shares of Common Stock to each non-employee Director of the Company who is a member of the Board on December 1 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are fully vested and have a term of ten years. The option award was modified beginning in 1998 to include a “reload option” granted at the time of exercise of the original option for the number of shares equal to the shares used in payment of the purchase price. The one-time reload option feature is similar to that included in the option grants to officers.

        Shares credited to deferred stock accounts to non-employee directors in fiscal 2004, were as follows: Bastiaens, 321 shares, Dolan, 1,656 shares, Eugster, 1,781 shares, Grundhofer, 1,626 shares, Melrose, 1,670 shares, Miller, 1,263 shares, Noddle, 1,726 shares, and Wiehoff, 1,283 shares.

AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS

Audit Committee Report
        The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Donaldson specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors is composed entirely of independent, non-employee directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the Board has determined that John P. Wiehoff is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

        The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met five times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

        The Audit Committee reviewed Donaldson’s 2004 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP, the Company’s independent auditors. The Audit Committee also met separately with the internal auditor and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

        The Audit Committee also received from, and discussed with, PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to the independent auditors independence from Donaldson. The Committee also reviewed and considered under its pre-approval policy, the compatibility of the independent auditors performance of non-audit services with the maintenance of its independence as the Company’s independent auditor. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Donaldson’s financial statements.

        The Audit Committee also reviewed the Company’s policy of reimbursing senior executive officers of the Company for expenses incurred in connection with the provision of certain routine tax, financial and estate planning services in amounts not exceeding on an annual basis $8,000 for the chief executive officer, $6,000 for senior vice presidents and $5,000 for vice presidents (with a carryover of unused amounts for a one-year period). The Audit Committee noted that in Fiscal 2004, the Chief Executive Officer, Bill Van Dyke, used PricewaterhouseCoopers LLP to provide certain of these tax and planning services. Senior management and PricewaterhouseCoopers LLP performed a review of the appropriate factors and reconfirmed that the provision of these routine tax and estate planning services to the chief executive officer does not impair the independence of PricewaterhouseCoopers LLP under the applicable independence standards. The Audit Committee considered the independence of PricewaterhouseCoopers LLP in light of these factors, and, following consultation with management, the full Board of Directors and PricewaterhouseCoopers LLP, determined that the provision of these routine tax and estate planning services to such officer does not impair the independence of PricewaterhouseCoopers LLP. The Audit Committee approved the continuation of only these specific routine tax and planning services for Mr. Van Dyke in Fiscal 2005 until his retirement and specified that PricewaterhouseCoopers LLP will not provide any other personal services to Mr. Van Dyke and will not provide such services to any other officer of the Company.

        Based on the review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004.

Members of the Audit Committee
Jack W. Eugster, Chair
Janet M. Dolan
Kendrick B. Melrose
Paul David Miller
Jeffrey Noddle
John P. Wiehoff

Information Regarding Independent Auditors

        Independent Auditors Fees
        The aggregate fees billed to the Company for fiscal years 2004 and 2003 by PwC, the Company’s independent public accountants, are as follows:

	Fiscal 2004	Fiscal 2003
Audit Fees	$1,231,139	$920,966
Audit Related Fees	190,184	162,547
Tax Fees	258,096	673,829
Other Fees	1,400	1,400

Total Fees	$1,680,819	$1,758,742

        Audit Fees includes audit of the Company’s financial statements, including the quarterly reviews and statutory audits of certain of the Company’s international subsidiaries. Audit Related Fees includes primarily benefit plan audits, due diligence and acquisition related work. Tax Fees includes primarily tax returns, advice and planning. All Other Fees includes license fee for technical materials.

        Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, including the fees and terms for those services. The Audit Committee may delegate to one or more designated committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting.

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 2005, such appointment to continue at the pleasure of the Audit Committee and subject to ratification by the stockholders. PwC has audited the books and accounts of the Company since 2002. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection. Ratification of the selection will require the affirmative vote of a majority of the shares of Common Stock of the Company entitled to vote and represented at the meeting in person or by proxy. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent auditor, may in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending July 31, 2005.

TOTAL RETURN TO SHAREHOLDERS

        The following graphs compare the cumulative total stockholder return on the Company’s Common Stock for the last five fiscal years and fifteen fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Index of Industrial Machinery Companies. The graph and table assume the investment of $100 in each of Donaldson’s common stock and the specified indexes at the beginning of the applicable period, and assume the reinvestment of all dividends. The second graph shows the total return over the Company’s fifteen-year period of increases in earnings per share.

Comparison of Five-Year Cumulative Total Return*

	1999	2000	2001	2002	2003	2004
Donaldson Co., Inc.	$100.00	$78.29	$127,10	$139.54	$204.90	$225.58
S&P 500	100.00	108.98	93.36	71.30	78.89	89.28
S&P Industrial Machinery	100.00	81.76	89.45	89.94	105.51	136.77

*  $100 invested on 7/31/99 in stock or index — including reinvestment of dividends. Fiscal year ending July 31.

Comparison of Fifteen-Year Cumulative Total Return*

Fiscal Years Ended July 31

	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
Donaldson Co., Inc.	$100.00	$181.43	$210.15	$275.35	$341.93	$456.67	$504.55	$469.91	$786.11	$722.40	$976.72	$764.65	$1,241.46	$1,362.95	$2,001.35	2,203.27
S&P 500	100.00	106.50	120.09	135.45	147.27	154.87	195.31	227.67	346.37	413.16	496.64	541.21	463.66	354.10	391.79	443.40
S&P Industrial Machinery	100.00	109.39	123.19	139.02	157.31	181.88	243.67	258.22	407.08	401.39	532.46	440.01	483.88	483.73	567.30	735.36

*  $100 invested on 7/31/89 in stock or index — including reinvestment of dividends. Fiscal year ending July 31.

EXECUTIVE COMPENSATION

        The following table includes information for each person who was, at the end of fiscal 2004, the Chief Executive Officer or one of the other four most highly compensated executive officers of the Company (the “Named Officers”) on the basis of total annual salary and bonus for the last completed fiscal year. The table includes compensation information for each of the last three fiscal years. Mr. Van Dyke served as Chairman, Chief Executive Officer and President through the end of fiscal year 2004. Mr. Cook became Chief Executive Officer and President on August 1, 2004.

Summary Compensation Table

				Long Term Compensation
		Annual Compensation (1)		Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($) (2)	Securities Underlying Stock Options/SARs (Shares) (3)	LTIP Payouts ($) (4)	All Other Compensation ($) (5)

William G. Van Dyke	2004	697,308	791,840	0	136,000	1,040,760	70,780
Chairman	2003	665,000	558,600	0	170,000	0	64,496
	2002	656,962	581,875	0	170,000	487,867	65,466

Nickolas Priadka	2004	286,039	260,478	0	71,768	392,000	22,752
Senior Vice President,	2003	273,000	197,516	0	95,934	0	19,734
OEM Engine Systems	2002	264,538	169,915	0	120,694	82,875	13,024
and Parts

William M. Cook	2004	302,596	233,566	0	113,416	507,238	23,480
Chief Executive Officer	2003	288,000	152,352	0	44,224	0	21,721
and President	2002	284,616	175,680	0	51,206	346,809	21,536

Lowell F. Schwab	2004	286,039	220,632	0	96,148	305,760	19,039
Senior Vice President,	2003	273,000	144,417	0	114,224	0	18,981
Operations	2002	269,615	166,530	0	76,080	176,744	16,530

James R. Giertz	2004	295,020	192,676	400,350	38,000	158,760	16,826
Senior Vice President,	2003	281,000	92,449	0	49,000	253,727	18,493
Commercial and Industrial	2002	277,615	139,910	0	49,000	178,259	21,323

(1)	Includes any portion of salary and bonus deferred under the Deferred Compensation and 401(K) Excess Plan. In fiscal 2001, Mr. Cook and Mr. Priadka elected to participate in the stock option bonus replacement program and received option grants in fiscal 2002 in lieu of all or a portion of their fiscal 2001 cash bonus. Mr. Cook received an option grant for 8,206 shares with an exercise price of $15.055 in lieu of receiving 20% of his bonus and Mr. Priadka received an option grant for 16,806 shares with an exercise price of $15.055 in lieu of receiving 100% of his bonus.
(2)	Amounts in the Restricted Stock Award column represent the dollar value of grants of restricted stock under the Company’s 2001 Master Stock Compensation Plan. Regular dividends are paid on the restricted shares. At the end of fiscal 2004, the number and value of the aggregate restricted stockholdings for the Named Officers were: William G. Van Dyke, 0, $0; Nickolas Priadka, 0, $0; William M. Cook, 25,000, $665,750; Lowell F. Schwab, 18,000, $479,340; and James R. Giertz, 15,000, $399,450. Mr. Giertz surrendered 50,000 shares of restricted stock in 2001 and received 49,275 deferred restricted share units. The balance of Mr. Giertz’s deferred restricted share units at the end of fiscal 2004, including dividend equivalent rights earned, was 50,547 shares valued at $1,346,073. Restricted stock awards totalling an additional 22,000 were made to the Executive Officers as a group.
(3)	The stock option grants include both new fiscal 2004 annual grants and previously awarded reload grants resulting from the exercise in fiscal 2004 of option awards granted in prior years.
(4)	Earned under the Company’s 1991 Master Stock Compensation Plan during the three-year period ending in the fiscal year in which the payout is listed. Payout is made in the form of the Company’s common stock and delivered or deferred into the Company’s Deferred Compensation and 401(K) Excess Plan during the following fiscal year.

(5)	Amounts in this column represent the dollar value of share allocations (i) under the Company’s match for bonus and salary under the Company’s ESOP and 401k benefit plans; and (ii) under the Company’s match (both the fixed match and the discretionary variable match) for deferred bonus and salary and salary in excess of the limits established by Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan; and (iii) also includes amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules during each of the applicable three fiscal year periods for compensation deferred under the Company’s Deferred Compensation and 401(K) Excess Plan. The amounts of this interest for fiscal 2002 are: Van Dyke $20,436, Priadka $1,462, Cook $3,302, Schwab $0 and Giertz $0; and the amounts for fiscal 2003 are: Van Dyke $12,440, Priadka $862, Cook $1,863, Schwab $0 and Giertz $0. The amounts for each of the items for fiscal 2004 are:

Name	Salary and Bonus Match	Deferred Salary and Bonus Match	Excess Match	Discretionary Match	2004 Above Market Interest
William G. Van Dyke	$2,889	$0	$42,036	$7,738	$18,117
Nickolas Priadka	8,354	1,143	9,844	2,053	1,358
William M. Cook	8,307	7,288	2,603	1,830	3,452
Lowell F. Schwab	8,200	0	9,018	1,821	0
James R. Giertz	8,415	0	7,083	1,328	0

Option/SARs Granted in Last Fiscal Year

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options/SARs Granted (2)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price/sh ($)	Expiration Date
						0% ($)	5% ($)	10% ($)
William G. Van Dyke	136,000		12.8	30.38	12/05/13	0	2,598,391	6,584,834
Nicholas Priadka	36,000		3.4	30.38	12/05/13	0	687,809	1,743,044
	35,768 (4)		3.4	28.79	12/03/11	0	510,285	1,230,703
William M. Cook	75,000		7.1	25.75	05/19/14	0	1,214,553	3,077,915
	38,000		3.6	30.38	12/05/13	0	726,021	1,839,880
	416	(4)	0.0	28.79	12/15/04	0	773	1,557
Lowell F. Schwab	36,000		3.4	30.38	12/05/13	0	687,809	1,743,044
	30,692	(4)	2.9	28.35	12/03/08	0	253,238	563,041
	29,456	(4)	2.8	27.83	12/12/10	0	326,595	758,511
James R. Giertz	38,000		3.6	30.38	12/05/13	0	726,021	1,839,880
All Executive Officers as a Group	560,664		52.7
All Non-Executive Officer Employees as a Group	503,536		47.3

(1)	No stock appreciation rights (“SARs”) have been granted. Total shares used to calculate the total options percentages do not include options granted to the Board of Directors of 66,526.
(2)	All officer grants (other than the option granted to Thomas R. VerHage noted in the following sentence and the officer grants in footnote (4)) during the period were non-qualified stock options granted at the market value on date of grant for a term of ten years, vesting immediately and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations. Mr. VerHage received an option grant on March 9, 2004, that is the same in its terms as the officer grants described above, except that it vests in equal annual one-third increments starting on March 9, 2005.
(3)	These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount by which the market price of the Company’s stock exceeds the exercise price on date of sale.

(4)	These grants were made to officers who exercised an option during fiscal 2004 and made payment of the purchase price using shares of previously owned Company stock. This restoration or “reload” grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company’s stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end (2)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end (2)(3)
Name	Shares Acquired on Exercise (1)	Value Realized ($)	Exercisable (Shares)	Unexercisable (Shares)	Exercisable ($)	Unexercisable ($)
William G. Van Dyke	0	0	1,247,192	0	14,252,801	0

Nickolas Priadka	73,506	740,253	153,084	0	359,604	0

William M. Cook	35,052	690,297	489,622	0	5,584,766	0

Lowell F. Schwab	90,000	1,507,385	306,284	0	1,838,258	0

James R. Giertz	33,568	684,930	427,476	0	4,810,313	0

(1)	The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.
(2)	No SARs were exercised in fiscal 2004.
(3)	This value is based on the difference between the exercise price of such options and the closing price of Company Common Stock as of fiscal year-end 2004.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plan
Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
William G. Van Dyke	26,400	8/1/03 – 7/31/06	6,600	26,400	72,600

Nickolas Priadka	7,800	8/1/03 – 7/31/06	1,950	7,800	21,450

William M. Cook	8,200	8/1/03 – 7/31/06	2,050	8,200	22,550

Lowell F. Schwab	7,800	8/1/03 – 7/31/06	1,950	7,800	21,450

James R. Giertz	8,000	8/1/03 – 7/31/06	2,000	8,000	22,000

(1)	Awards are of Performance Shares of the Company’s common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate net sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings “Threshold”, “Target” and “Maximum” are amounts awarded at 25%, 100% and 275% of the targeted award. The award may also be adjusted upward by 25% if earnings per share increase in each of the three years in the period by at least 5%.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Human Resources Committee of the Board of Directors, consisting of five independent, non-employee directors (“the Committee”), is responsible for establishing the compensation programs for the Company’s key executives. The Company’s executive compensation program comprises base salary, annual incentive and long-term incentive compensation. The objectives of the Company’s executive compensation program are to:

•	emphasize a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;
•	attract, reward and retain the best executives available in our industry taking into consideration all aspects of performance and ethical leadership and have their compensation levels keyed to a peer group of companies;
•	motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company’s long-term success focusing on earnings per share growth and continued growth in stockholder value; and
•	align the interests of executives with those of the Company’s stockholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from five times base salary for Vice Presidents, seven times base salary for Senior Vice Presidents and ten times base salary for the Chief Executive Officer.

        Base Salaries.   Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal taking into consideration predetermined performance objectives is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executive officers based on performance of the executive and external market data. The Company’s objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses surveys by national consultants for external market data. Executives are eligible to defer up to 100% of their base compensation under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Annual Cash Incentive.   Executive officers are eligible for target awards under the annual incentive program that range up to 80% of base salary. The size of the target award is determined by the executive officer’s position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceeds targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers annual cash incentive opportunity is linked to achieving record earnings per share and to achieving sales, profits and return on investment targets for the Company and for their respective business units. Executives are eligible to defer up to 100% of their incentive compensation under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Long-term Incentive Stock Compensation Awards and Stock Option Grants.   There was a payout under the Long-Term Compensation Plan in 2004 as shown in the summary compensation table on page 15. There was a payout under the Plan because the Company achieved the performance objectives for three-year compounded growth in net sales and after-tax return on investment. There was a payout to only one named officer under the plan in 2003 because the Company did not achieve all of the performance objectives. The variance in the Long Term Compensation Plan award payouts are consistent with the at risk and pay for performance compensation philosophy. The Long Term Compensation Plan Award targets are based on three-year compounded growth in net sales and an after-tax return on investment that exceeds the Company’s weighted average cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained.

        The Committee also occasionally grants restricted stock with a fixed restriction period, usually three to five years, to ensure retention of key executives. The Committee also believes that stock option grants encourage the key executives to own and hold Donaldson stock and tie their long-term economic interests directly to those of the stockholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

        Targets for the incentive portion of compensation are designed based on financial performance in the sixtieth to sixty-fifth percentile of the peer group. Executives are eligible to defer up to 100% of their long-term incentive stock compensation awards, stock option grants upon exercise and restricted stock awards upon vesting under the Company’s Deferred Compensation and 401(K) Excess Plan.

        Stock Option Bonus Replacement Program.   To encourage stock ownership by executives, the Company adopted in fiscal 2000 a program that allows executives to elect to receive stock options under the 1991 Master Stock Compensation Plan and under the 2001 Master Stock Incentive Plan in lieu of some or all of the cash compensation earned under the annual cash bonus incentive program. Currently under the program, participants receive an option to acquire $4 of stock at market value for every $1 of compensation exchanged. In fiscal 2004, no executives participated in the program.

        Stock Ownership.   Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive’s current and potential net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to the stockholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares. The guidelines range from five to ten times base salary and, in addition, require officers to retain one-half of the net shares acquired in excess of their initial target. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Van Dyke exceeded this ownership goal during his service as Chief Executive Officer in fiscal 2004. Mr. Cook also exceeded this ownership goal in fiscal 2004.

        Compensation of the Chief Executive Officer.   Mr. Van Dyke served as Chairman, Chief Executive Officer and President through the end of fiscal 2004. Mr. Van Dyke’s fiscal 2004 base salary and incentive award opportunity were determined by the Committee in accordance with the evaluation process and the methodology described above. The Committee considered Mr. Van Dyke’s performance against pre-established objectives and met both in private and with Mr. Van Dyke in completing his performance appraisal and setting his compensation and objectives.

        Base Salary.   Mr. Van Dyke’s base salary for fiscal 2004 was $697,308, which is in the range of the market mid-point for manufacturing companies of similar size.

        Annual Bonus.   Mr. Van Dyke’s bonus award for fiscal 2004 was $791,840. This annual bonus was earned under the annual incentive program based on earning per share growth from $1.05 to $1.18, up more than 12% over the previous record earned in fiscal 2003.

        Stock Options.   Mr. Van Dyke received annual option grants in December 2003 of options to purchase 136,000 shares of stock.

        Long-Term Incentive Plan Payout.   Mr. Van Dyke received a payout of 37,170 shares of stock under the Long-Term Incentive Plan in 2004 based on the Company’s achieving the performance objectives for three-year compounded growth in net sales and after-tax return on investment.

        Policy on Qualifying Compensation.   The Company’s policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994, the stockholders approved the Company’s Annual Cash Bonus Plan for Designated Executives and annually the Human Resources Committee approves the performance goals for payment of the cash bonus. The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by stockholders in 1991 and 2001 respectively and limit the number of shares that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives.

        Conclusion.   The executive officer compensation program administered by the Committee provides incentives to attain strong financial performance and an alignment with stockholder interests. The Committee believes that the Company’s compensation program focuses the efforts of Company executives on the continued achievement of growth and profitability for the long-term and for the benefit of the Company’s stockholders.

Human Resources Committee

Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Jack W. Eugster
John F. Grundhofer
Kendrick B. Melrose

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Human Resources Committee is either a current or former employee of the Company. There are no compensation committee interlocks, which means that none of the Company’s executive officers serves as a member of the compensation committee of another entity that has an executive officer serving on the Human Resources Committee of the Company’s Board of Directors. Paul David Miller served as the Chief Executive Officer of Alliant Techsystems, Inc. (“ATK”) until October 2003. Admiral Miller serves as a member of the Company’s Board of Directors. William G. Van Dyke, the Company’s Chairman, serves on ATK’s Board of Directors and after Admiral Miller’s retirement became Chair of ATK’s Compensation Committee. Admiral Miller is not a member of the Company’s Human Resources Committee and has had no involvement in actions pertaining to the compensation for the Chairman or Chief Executive Officer. The actions of the Personnel and Compensation Committee of ATK relating to its Chief Executive Officer’s compensation are subject to the approval of the ATK Board of Directors, but Mr. Van Dyke recused himself from those deliberations and decisions during the period in which Admiral Miller served as Chief Executive Officer.

PENSION BENEFITS

        The Company maintains the Donaldson Company, Inc. Salaried Employees’ Pension Plan (the “Retirement Plan”), a defined benefit pension plan that provides retirement benefits to eligible employees through a cash balance plan structure. The Company also maintains the Donaldson Company, Inc. Excess Retirement Plan (the “Excess Retirement Plan”). The Excess Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides retirement benefits that cannot be paid under the Retirement Plan because of the limitations imposed by the Code on qualified plans in regards to compensation and benefits.

        Participants in the Retirement and Excess Retirement Plans accumulate benefits in a hypothetical account balance through interest credits, and company credits that vary with age, service and pay. At retirement or termination of employment, the vested account balance is payable to the participant in the form of an immediate or deferred lump sum, or an actuarially equivalent annuity.

        Under the cash balance benefit structure, account balances receive an Interest Credit annually. The Interest Credit is defined as the current plan year’s Interest Crediting Rate times the account balance as of the beginning of the plan year. The Interest Crediting Rate for a particular plan year is the greater of the yield on one-year U.S. Treasury Constant Maturities during the month of June preceding the plan year, plus one percent, and 4.83%. The Interest Crediting Rate is 4.83% for the 2004 plan year.

        Company Credits are credited to the account balances at the end of each plan year. The participant’s Company Credit Percentages are based on the participant’s years of age and service with the Company and its affiliates as of the end of each plan year. As of August 1, 2004, the sum of years of age plus service for Messrs. Van Dyke, Cook, Schwab, Priadka and Giertz were 90, 74, 79, 92 and 57, respectively. The participant’s Base Company Credit is equal to the Base Company Credit Percentage times total covered compensation during the plan year (“Pensionable Earnings”). The participant’s Excess Company Credit is equal to the

Excess Company Credit Percentage times Pensionable Earnings in excess of the Social Security taxable wage base. The following table displays the Company Credit Percentages for the sum of years of age and service shown:

	Company Credit Percentages
Sum of Years of Age Plus Service	Base	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0	4.0
50 – 59	5.0	5.0
60 – 69	6.5	5.0
70 or more	8.5	5.0

        Special Career Credits are credited at the end of the plan year to the account balances of participants who were born prior to August 1, 1957 and continuously employed since August 1, 1992. The Special Career Credits are equal to 3.0% of the participant’s Pensionable Earnings and will continue through the end of the 2006 plan year, or if earlier, through the plan year in which the participant attains 35 years of benefit service. Messrs. Van Dyke, Cook, Schwab and Priadka are all currently eligible to receive Special Career Credits.

        The individuals named in the Summary Compensation Table are also eligible for retirement benefits under the Donaldson Company, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP assures participants a lump sum retirement benefit from all company funded retirement programs equal to six times their average compensation (three highest consecutive years) upon reaching age 62 with 20 years of service. This target benefit is reduced by 2% for each year the participant’s retirement precedes age 62, and it is also reduced on a prorated basis for less than 20 years of service. In determining whether the SERP must supplement the other company funded retirement programs, the Company will consider the lump sum benefits described in the previous paragraph and footnote (5) to the Summary Compensation Table, as well as, any vested pension benefits available from prior employers, if any.

        The projections below set forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity, beginning at age 65, under the Retirement and Excess Retirement Plans: Mr. Van Dyke, $522,139; Mr. Cook, $251,969; Mr. Schwab, $172,924; Mr. Priadka, $190,143; and Mr. Giertz, $211,730. No additional benefits are expected to be required from the SERP for any of these participants. These projections are based on the following assumptions: (1) employment until age 65; (2) no future increase in pensionable earnings; (3) interest credits at the actual rate of 4.83% during the 2004 plan year, and thereafter; and (4) conversion to a single life annuity at normal retirement age based on a discount rate of 6.00% and the Unisex 1983 Group Annuity Mortality Table.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2004, all Section 16(a) filing requirements applicable to the Company’s directors and executive officers were satisfied except that Messrs. Cook, Giertz, Linnell, McMurray, Priadka, Schwab, Van Dyke and Windfeldt each had one late filing for their annual stock option award that was granted on December 5, 2004 and for which a Form 4 was filed on December 11, 2004.

CHANGE-IN-CONTROL ARRANGEMENTS

        Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under “constructive involuntary” circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee’s annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The awards issued under the stock compensation plans, the supplementary retirement benefit plan and the deferred compensation plan also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.

        Stockholders who wish to obtain a copy of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, for the fiscal year ended July 31, 2004, may do so without charge by writing to Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

By Order of the Board of Directors

Norman C. Linnell
Secretary

October 8, 2004

Appendix A

DONALDSON COMPANY, INC.
CORPORATE GOVERNANCE GUIDELINES

Role of the Board of Directors

1.	Effective Governance. The Board believes that its primary responsibility is to provide effective governance over Donaldson’s affairs for the benefit of its stockholders. The Board is the ultimate decision-making body of Donaldson, except with respect to those matters reserved to the stockholders. It selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business.

2.	Management Succession. The Board plans for succession to the position of Chairman of the Board and Chief Executive Officer, as well as overseeing management succession for other senior management positions.

3.	Evaluation of the Chief Executive Officer. The Chair of the Human Resources Committee leads an annual performance review of the CEO by the Board, including a meeting in executive session.

Composition of the Board of Directors

1.	Size of the Board. The bylaws of the Company provide that the size of the Board shall be not less than three nor more than fifteen directors. The Corporate Governance Committee makes recommendations to the Board concerning the appropriate size and needs of the Board.

2.	Independence of the Board. The Board will consist of a significant majority of non-employee directors who meet the independence requirements of the New York Stock Exchange. The Corporate Governance Committee will be responsible for assessing the independence of the Board members and making recommendations to the Board.

3.	Director Selection and Qualification Standards. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. In recommending candidates for nomination by the Board as a director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a chairman of the board, chief executive officer or other senior executive officer; business expertise and diversity; and general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight.

The selection process for director candidates will include identification of director candidates by the Corporate Governance Committee based upon suggestions from current directors and executives and nominations received from shareholders; possible engagement of a search firm; interviews of candidates by the Chair of the Corporate Governance Committee and the Chairs of the Audit and Human Resources Committees; Committee reports to the Board on the selection process; recommendation by the Governance Committee; and formal nomination by the Board for inclusion in the slate of directors at the annual meeting or appointment by the Board to fill a position.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. Directors shall notify the Chair of the Corporate Governance Committee before accepting a position on the board of another company.

4.	Director Terms and Retirement. Directors shall be required to resign at such time as the director is standing for re-election after attaining the age of 70, unless such requirement is waived by the Board upon the recommendation of the Governance Committee.

Non-Employee Directors shall be required to resign after serving five consecutive three-year terms, unless such requirement is waived by the Board upon the recommendation of the Governance Committee.

Directors shall be required to resign at such time when there is a change in the director’s basic business or professional activity or affiliation, unless such requirement is waived by the Board upon the recommendation of the Governance Committee. Non-Employee Directors need not offer such resignation in the event of normal retirement.

5.	Director Compensation. Director compensation will reflect Donaldson’s intention to attract and retain outstanding individuals to serve on the Board. The Corporate Governance Committee will review director compensation on an annual basis.

6.	Donaldson Share Ownership of Directors and Executive Officers. The Board believes that a meaningful portion of director and executive officer compensation should be paid in Donaldson common stock to align directors’ and officers’ interests with the long-term interests of the shareholders. Executive Officers and Directors are required to be shareholders and to have stock ownership objectives.

Functioning of the Board of Directors

1.	Board Meetings. Board meetings typically are scheduled in advance and are held at least six times per year. However, the number of scheduled Board meetings will vary with the circumstances. It is the responsibility of the directors to attend meetings of the Board and to attend the Annual Meeting of Stockholders.

2.	Executive Sessions. The non-employee directors meet in executive session at each regular meeting of the Board without the Chairman, Chief Executive Officer or any other member of management. The Chair of the Corporate Governance Committee will initially preside at such sessions, and the presiding director may be rotated among the Chairs of other committees as determined by the Board.

3.	Board Committees. The Board may, from time to time, establish committees to assist in the execution of its responsibilities. The Board currently has three standing committees: the Audit Committee, the Human Resources Committee and the Corporate Governance Committee.

4.	Committee Charters. The Board approves a charter for each committee. Committees are empowered to act on behalf of the Board for those areas which the Board has prescribed.

5.	Committee Composition. The Audit, Corporate Governance and Human Resources Committees are comprised entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange.

6.	Meeting Agendas and Conduct. Each Board and committee member is free to suggest the inclusion of items on the meeting agenda and to raise at any Board or committee meeting subjects that are not on the agenda for that meeting. The Board believes it is appropriate that Board and committee meetings be conducted in a manner that ensures open communication and objective and constructive participation.

7.	Advance Distribution of Materials. Directors receive regular and timely information that is important to their understanding of Donaldson’s business and their consideration of matters to be addressed by the Board. Directors are responsible for reviewing and considering these materials in advance of all Board and committee meetings.

8.	Board Access to Management. Directors have access to Donaldson’s senior management and management information. Management will be responsive to requests for information from directors.

9.	Board Access to Independent Advisors. The Board has complete access to outside counsel and other outside advisors of its choice with respect to any issues relating to its activities.

10.	Ethics and Conflicts of Interest. The Board expects directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies described in Donaldson’s Code of Ethics and Business Conduct. If an actual or potential conflict of interest exists for a director, the director should promptly inform the CEO. If a significant conflict exists and cannot be resolved, the director should submit his or her resignation to the Board.

11.	Director Orientation and Continuing Education. New directors will participate in an orientation program including briefings by the Chief Executive Officer and other members of senior management.

The Company will provide the directors with opportunities to attend appropriate continuing director education programs consistent with New York Stock Exchange Requirements.

12.	Annual Performance Evaluations. The Corporate Governance Committee conducts an annual performance evaluation of the Board’s performance to review whether it and its committees are functioning effectively. The Corporate Governance Committee is responsible for developing evaluation tools and procedures. Each committee will conduct an annual evaluation of its own performance.

13.	Director Communications. The Board believes that management speaks for the Company. Stockholders can communicate with the Board through the process set out in the Company’s website at www.donaldson.com and in the Company’s proxy statement.

Appendix B

DIRECTOR INDEPENDENCE STANDARDS

I.	No director shall qualify as “independent”unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company shall disclose these determinations in the Company’s annual proxy statement.

II.	In addition, in accordance with the New York Stock Exchange’s minimum standards for independence, a director automatically shall be disqualified from being deemed independent under the following circumstances:

A.	The director has been an employee, or an immediate family member* has been an executive officer of the company, within the last three years;

B.	The director or an immediate family member receives more than $100,000 per year in direct compensation from the Company during any of the prior three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

C.	The director has been affiliated with or employed by, or an immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company within the past three years;

D.	The director or immediate family member was employed an executive officer of another company on whose compensation committee one of the Company’s executive officers has served during the last three years;

E.	The director is an executive officer or an employee, or an immediate family member is an executive officer, of a company that, within the last three years, has made payments to, or receives payments from, the Company for property or services in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues in that fiscal year. (Note that while charitable organizations are not deemed “companies” under this standard, the Company would have to disclose in its proxy statement contributions in excess of these thresholds to any charity for which a director serves as an executive.)

*	For purposes of these standards, an “immediate family member”includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-1

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 19, 2004, at 9:00 a.m.
Held at the Corporate Offices of
Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota

DONALDSON COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS
November 19, 2004
9:00 a.m., Central Time
Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota

Donaldson Company, Inc.	Proxy

The undersigned appoints WILLIAM G. VAN DYKE, WILLIAM M. COOK and NORMAN C. LINNELL, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated on the reverse side, all shares of the undersigned at the 2004 Annual Meeting of Stockholders of Donaldson Company, Inc. at Donaldson Company, Inc., 1400 West 94th Street, Minneapolis, Minnesota, at 9:00 a.m., Central Time, on Friday, November 19, 2004, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.

(Continued, and to be signed and dated on other side)

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on November 18, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/dci/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on November 18, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SBS Technologies, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
\/   Please fold here   \/

The Board of Directors Recommends votes FOR:

1.	Election of directors:	01 William Cook 02 Kendrick Melrose	03 John Wiehoff	[ ]	Vote FOR all nominees	[ ]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.

2.	Ratify appointment of PricewaterhouseCoopers LLP as independent auditors.	[ ]	For	[ ]	Against	[ ]	Abstain

Address Change? Mark Box   [   ]
Indicate changes below:

Date ___________________________________________________

PLEASE DATE AND SIGN ABOVE exactly as name appears, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.